SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. ______)*

Convio, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

21257W 105
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page  of 18
Exhibit Index on Page 15

CUSIP # 21257W 105	Page 2 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures VI, L.P. (“AV VI”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
1,370,177 shares, except that AV Partners VI, L.P. (“AVP VI”), the general partner of AV VI, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey”), John D. Thornton (“Thornton”) and Blaine F. Wesner (“Wesner”), the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
1,370,177 shares, except that AVP VI, the general partner of AV VI, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,370,177
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.9%
12	TYPE OF REPORTING PERSON*	PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 3 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures VI Affiliates Fund, L.P. (“AV VI A”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
38,534 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
38,534 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner,  the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	38,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON*	PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 4 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners VI, L.P. (“AVP VI”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. AVP VI, the general partner of AV VI and AV VI A, may be deemed to have the sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. AVP VI, the general partner of AV VI and AV VI A, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 5 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph C. Aragona Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6
SHARED VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Aragona is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER -0-
8
SHARED DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Aragona is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 6 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth P. DeAngelis Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6
SHARED VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER -0-
8
SHARED DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 7 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeffery C. Garvey Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6
SHARED VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Garvey is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER -0-
8
SHARED DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Garvey is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 8 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John D. Thornton Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6
SHARED VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER -0-
8
SHARED DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 9 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Blaine F. Wesner Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6
SHARED VOTING POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER -0-
8
SHARED DISPOSITIVE POWER
1,408,711 shares, of which 1,370,177 are directly owned by AV VI and 38,534 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,408,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.1%
12	TYPE OF REPORTING PERSON*	IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 21257W 105	Page 10 of 18

ITEM 1(A).	NAME OF ISSUER
Convio, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

11501 Domain Drive, Suite 200
Austin, TX 78758

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by Austin Ventures VI, L.P., a Delaware limited partnership (“AV VI”), Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership (“AV VI A”), AV Partners VI, L.P.  (“AVP VI”), a Delaware Limited Partnership, Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey), John D. Thornton (“Thornton”) and Blaine F. Wesner (“Wesner”). Aragona, DeAngelis, Garvey, Thornton and Wesner are the general partners of AVP VI.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VI and AV VI A. Aragona, DeAngelis, Garvey, Thornton and Wesner are general partners of AVP VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VI and AV VI A.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Austin Ventures
300 West Sixth Street, Suite 2300
Austin, Texas 78701

ITEM 2(C).	CITIZENSHIP

AV VI, AV VI A and AVP VI are Delaware limited partnerships. Aragona, DeAngelis, Garvey, Thornton and Wesner are United States citizens.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock
CUSIP # 21257W 105

ITEM 3.	Not Applicable.

CUSIP # 21257W 105	Page 11 of 18

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2010.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of AV VI, AV VI A and AVP VI, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

CUSIP # 21257W 105	Page 12 of 18

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

Not applicable.

CUSIP # 21257W 105	Page 13 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2011

AUSTIN VENTURES VI, L.P.	/s/ Kevin Kunz
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI AFFILIATES FUND, L.P.	/s/ Kevin Kunz
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W 105	Page 14 of 18

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W 105	Page 15 of 18

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	16

Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact	18

CUSIP # 21257W 105	Page 16 of 18

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Convio, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 2011

AUSTIN VENTURES VI, L.P.	/s/ Kevin Kunz
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI AFFILIATES FUND, L.P.	/s/ Kevin Kunz
By AV Partners VI, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W 105	Page 17 of 18
JEFFERY C. GARVEY	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 21257W 105	Page 18 of 18

EXHIBIT B

REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

Kevin Kunz has signed the enclosed documents as Attorney-In-Fact.  Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.